Exhibit 99
FOR IMMEDIATE RELEASE
March 18, 2026
General Mills Reports Fiscal 2026 Third-quarter Results and Reaffirms Full-year Outlook

•Company reaffirms full-year fiscal 2026 outlook
•As expected, third-quarter and nine-month results included significant impacts from investments to improve brand remarkability, the North American yogurt divestitures, and an unfavorable trade expense timing comparison
•Net sales of $4.4 billion were down 8 percent, including a 6-point headwind from the net impact of divestitures and acquisitions; organic net sales¹ were down 3 percent
•Operating profit of $525 million was down 41 percent; adjusted operating profit of $547 million was down 32 percent in constant currency
•Diluted earnings per share (EPS) of $0.56 were down 50 percent; adjusted diluted EPS of $0.64 was down 37 percent in constant currency

1Please see Note 7 to the Consolidated Financial Statements below for reconciliation of this and other non-GAAP measures used in this release.
MINNEAPOLIS (March 18, 2026) – General Mills, Inc. (NYSE: GIS) today reported results for its third quarter ended February 22, 2026.
“We’re reaffirming our fiscal 2026 guidance today, as our focus on executing our Remarkability playbook continued to deliver stronger competitiveness for our brands in the third quarter,” said General Mills Chairman and Chief Executive Officer Jeff Harmening. “We started the year expecting that our investments, divestitures, and unfavorable timing comparisons would drive declines in our sales and earnings results through our first three quarters, even as we improved our volume and market share. And that’s what we’ve seen play out. As we move to the fourth quarter, we expect to deliver a step up in organic sales trends and return to earnings growth, driven by favorable timing comparisons, the 53rd week, and our continued market share momentum. And as we look ahead to fiscal 2027, with our price investment work behind us, we are confident in our ability to deliver improved organic sales results while continuing to generate industry-leading cost efficiency through our Holistic Margin Management program and our global Transformation initiative.”
In fiscal 2026, General Mills is investing in its brands to restore volume-driven organic net sales growth, with initiatives that touch all elements of the Company’s Remarkable Experience Framework: product, packaging, brand communication, omnichannel execution, and consumer value. This includes strong innovation plans as well as investments to adjust base prices across a large portion of the U.S. retail portfolio, which are already driving initial improvement in pound trends and volume share. The Company expects to return to dollar growth after the initial price investment phase, when improved remarkability for consumers will drive stronger volume and favorable price/mix. With a stronger foundation of brand remarkability, General Mills believes it is better positioned to deliver stronger, more sustainable, and more profitable growth over the long term.

Third Quarter Results Summary
•Net sales were down 8 percent to $4.4 billion, including a 6-point headwind from the net impact of divestitures and acquisitions and a 1-point benefit from foreign currency exchange. Organic net sales were down 3 percent, driven by lower organic pound volume and unfavorable organic net price realization and mix, and trailed Nielsen-measured global retail sales results by approximately 1.5 points.
•Gross margin was down 310 basis points to 30.8 percent of net sales, driven primarily by higher input costs, partially offset by the favorable impact of net price realization and mix to gross margin, including the product mix benefit from the North American Yogurt divestitures. Adjusted gross margin was down 280 basis points to 30.6 percent of net sales, driven by higher input costs, partially offset by the favorable impact of net price realization and mix to gross margin, including the product mix benefit from the yogurt divestitures.
•Operating profit of $525 million was down 41 percent, driven primarily by lower gross profit dollars in fiscal 2026 and a divestiture gain in the prior-year period. Operating profit margin of 11.8 percent was down 660 basis points. Adjusted operating profit of $547 million was down 32 percent in constant currency, driven by lower adjusted gross profit dollars. Adjusted operating profit margin was down 420 basis points to 12.3 percent.

•Net earnings attributable to General Mills of $303 million were down 52 percent and diluted EPS was down 50 percent to $0.56, driven primarily by lower operating profit, lower after-tax earnings from joint ventures, and a higher effective tax rate, partially offset by lower net shares outstanding. Adjusted diluted EPS of $0.64 was down 37 percent in constant currency, driven primarily by lower adjusted operating profit and a higher adjusted effective tax rate, partially offset by lower net shares outstanding.

Nine Month Results Summary
•Net sales of $13.8 billion were down 7 percent, including a 5-point headwind from the net impact of divestitures and acquisitions and a 1-point benefit from foreign currency exchange. Organic net sales were down 3 percent.
•Gross margin was down 200 basis points to 33.2 percent of net sales, driven by higher input costs, partially offset by the favorable impact of net price realization and mix to gross margin, including the product mix benefit from the yogurt divestitures. Adjusted gross margin was down 190 basis points to 33.2 percent of net sales.
•Operating profit of $3.0 billion was up 6 percent, driven primarily by a $1.0 billion gain on divestitures, partially offset by lower gross profit dollars and higher restructuring, transformation, impairment, and other exit costs. Operating profit margin of 21.6 percent was up 280 basis points. Adjusted operating profit of $2.1 billion was down 23 percent in constant currency, driven by lower adjusted gross profit dollars. Adjusted operating profit margin was down 310 basis points to 15.2 percent.
•Net earnings attributable to General Mills of $1.9 billion were down 4 percent and diluted EPS was in line with last year at $3.56, with higher operating profit and lower net shares outstanding offset by a higher effective tax rate and lower after-tax earnings from joint ventures. Adjusted diluted EPS of $2.60 was down 25 percent in constant currency, driven primarily by lower adjusted operating profit and a higher adjusted effective tax rate, partially offset by lower net shares outstanding.

Operating Segment Results
•The following transactions impacted the comparability of year-to-date financial results between fiscal 2025 and fiscal 2026: the divestiture of the U.S. Yogurt business in the first quarter of fiscal 2026, the divestiture of the Canada Yogurt business in the third quarter of fiscal 2025, and the acquisition of the North American Whitebridge Pet Brands business in the third quarter of fiscal 2025.
•Tables may not foot due to rounding.

Components of Fiscal 2026 Reported Net Sales Growth
Third Quarter	Volume	Price/Mix	Foreign Exchange	Reported Net Sales
North America Retail	(19) pts	5 pts	--	(14)%
North America Pet	(3) pts	6 pts	--	3%
North America Foodservice	(7) pts	(3) pts	--	(11)%
International	2 pts	(2) pts	6 pts	7%
Total	(11) pts	1 pt	1 pt	(8)%

Nine Months
North America Retail	(17) pts	3 pts	--	(13)%
North America Pet	--	6 pts	--	6%
North America Foodservice	(5) pts	(2) pts	--	(7)%
International	1 pt	1 pt	4 pts	6%
Total	(9) pts	1 pt	1 pt	(7)%

Components of Fiscal 2026 Organic Net Sales Growth
Third Quarter	Organic Volume	Organic Price/Mix	Organic Net Sales	Foreign Exchange	Acquisitions & Divestitures	Reported Net Sales
North America Retail	(3) pts	(2) pts	(4)%	--	(9) pts	(14)%
North America Pet	(6) pts	3 pts	(3)%	--	6 pts	3%
North America Foodservice	(3) pts	(1) pt	(3)%	--	(7) pts	(11)%
International	3 pts	(2) pts	1%	6 pts	--	7%
Total	(2) pts	(1) pt	(3)%	1 pt	(6) pts	(8)%

Nine Months
North America Retail	(1) pt	(3) pts	(4)%	--	(9) pts	(13)%
North America Pet	(4) pts	2 pts	(2)%	--	9 pts	6%
North America Foodservice	(1) pt	--	(1)%	--	(6) pts	(7)%
International	2 pts	1 pt	3%	4 pts	--	6%
Total	(1) pt	(2) pts	(3)%	1 pt	(5) pts	(7)%

Fiscal 2026 Segment Operating Profit Growth
Third Quarter	% Change as Reported	% Change in Constant Currency
North America Retail	(33)%	(33)%
North America Pet	1%	Flat
North America Foodservice	(32)%	(32)%
International	87%	82%
Total	(26)%	(26)%

Nine Months
North America Retail	(25)%	(25)%
North America Pet	(6)%	(6)%
North America Foodservice	(15)%	(15)%
International	104%	100%
Total	(19)%	(19)%

North America Retail Segment
Third-quarter net sales for General Mills’ North America Retail segment were down 14 percent to $2.6 billion, including a 9-point headwind from the North American Yogurt divestitures. Net sales were down double digits for the Big G Cereal & Canada operating unit, including the impact of the yogurt divestitures, down high-single digits for U.S. Snacks, and down low-single digits for U.S. Meals & Baking Solutions. Organic net sales were down 4 percent while Nielsen-measured retail sales were down 3 percent, with the 1-point gap reflecting changes in retailer inventory. Increased consumer value, innovation, and product news drove strong pound competitiveness in the quarter, with the segment holding or gaining pound share in 7 of its top 10 U.S. categories. Retail sales growth and market share in pounds were stronger than in dollars in the quarter, as expected, due to investments to address key price cliffs and price gaps in selected categories. Segment operating profit of $436 million was down 33 percent as reported and in constant currency, due primarily to lower volume, including the impact of the yogurt divestitures, and higher input costs, partially offset by favorable net price realization and mix and lower selling, general, and administrative (SG&A) expenses.
Through nine months, North America Retail segment net sales were down 13 percent to $8.1 billion, including a 9-point headwind from divestitures. Organic net sales were down 4 percent. Segment operating profit of $1.7 billion was down 25 percent as reported and in constant currency, due primarily to lower volume, including the impact of the yogurt divestitures, and higher input costs, partially offset by favorable net price realization and mix and lower SG&A expenses.

North America Pet Segment
Third-quarter net sales for the North America Pet segment were up 3 percent to $640 million, including a 6-point benefit from the North American Whitebridge Pet Brands acquisition. Net sales were up double digits for cat food, up mid-single digits for pet treats, and down mid-single digits for dog food. Organic net sales were down 3 percent and all-channel retail sales were up approximately 2 percent, with the 5-point gap driven largely by changes in retailer inventory. The segment maintained its competitiveness, with all-

channel dollar share flat in the quarter. Segment operating profit of $103 million was up 1 percent as reported and essentially matched year-ago results in constant currency.
Through nine months, North America Pet segment net sales were up 6 percent to $1.9 billion, including a 9-point benefit from the North American Whitebridge Pet Brands acquisition. Organic net sales were down 2 percent and lagged all-channel retail sales growth by approximately 3 points. Segment operating profit was down 6 percent to $339 million, driven by higher input costs and higher SG&A expenses, including investments to support the launch of Love Made Fresh, partially offset by favorable net price realization and mix and higher volume.

North America Foodservice Segment
Third-quarter net sales for the North America Foodservice segment were down 11 percent to $496 million, including a 7-point headwind from the yogurt divestitures. Organic net sales were down 3 percent, driven primarily by a decline on bakery flour, including a 1-point headwind from index pricing. Segment operating profit was down 32 percent to $56 million, driven by unfavorable net price realization and mix and lower volume, including the impact of the yogurt divestitures, and higher input costs.
Through nine months, North America Foodservice net sales were down 7 percent to $1.6 billion, including a 6-point headwind from the yogurt divestitures. Organic net sales were down 1 percent, including a 2-point headwind from index pricing on bakery flour. The segment held or gained dollar share in nearly 90 percent of its priority businesses on a year-to-date basis, driven by gains in healthcare, colleges and universities, and lodging channels. Segment operating profit was down 15 percent to $232 million, driven by the headwind from the yogurt divestitures.

International Segment
Third-quarter net sales for the International segment increased 7 percent to $696 million, including a 6-point benefit from foreign currency exchange. Organic net sales were up 1 percent, driven by growth in India and China, partially offset by a decline in Europe. Segment operating profit of $34 million was up 87 percent as reported and up 82 percent in constant currency, driven by favorable net price realization and mix, lower SG&A expenses, and higher volume, partially offset by higher input costs.
Through nine months, International net sales were up 6 percent to $2.2 billion, including a 4-point benefit from foreign currency exchange. Organic net sales were up 3 percent. The segment held or gained dollar share in nearly 40 percent of its priority businesses through nine months. Segment operating profit more than doubled to $128 million, driven primarily by favorable net price realization and mix, partially offset by higher input costs and higher SG&A expenses.

Joint Venture Summary
Third-quarter constant-currency net sales were down 4 percent for Cereal Partners Worldwide (CPW) and up 3 percent for Häagen-Dazs Japan (HDJ). Combined after-tax loss from joint ventures totaled $6 million in the quarter, compared to earnings of $14 million in the prior year, driven primarily by the Company’s share of transaction costs related to certain assets held for sale at CPW.

Other Income Statement Items
Third-quarter unallocated corporate items totaled $75 million net expense in fiscal 2026 compared to $56 million net expense a year ago (please see Note 4 below for more information on these expenses). Excluding mark-to-market valuation effects and other items affecting comparability, unallocated corporate items totaled $82 million net expense this year compared to $50 million net expense a year ago.
Restructuring, transformation, impairment, and other exit costs totaled $24 million of net expense in the third quarter compared to $1 million of net recoveries a year ago (please see Note 3 below for more information on these charges).
Net interest expense totaled $128 million in the third quarter compared to $136 million a year ago. The effective tax rate in the quarter was 24.3 percent compared to 19.8 percent last year (please see Note 6 below for more information on our effective tax rate). The third-quarter adjusted effective tax rate was 24.0 percent compared to 21.0 percent a year ago, driven primarily by certain non-recurring discrete tax benefits in fiscal 2025 and unfavorable earnings mix by jurisdiction in fiscal 2026.

Cash Flow Generation and Cash Returns
Cash provided by operating activities totaled $1.6 billion through nine months of fiscal 2026 compared to $2.3 billion a year ago, driven primarily by lower net earnings excluding the pre-tax gain on divestitures, partially offset by changes in deferred taxes, after-tax joint venture earnings, and restructuring, transformation, impairment, and other exit costs. Capital investments totaled $356 million compared to $405 million a year ago. Dividends paid totaled $987 million compared to $1,008 million a year ago. The Company’s share repurchase activity through nine months of fiscal 2026 totaled $500 million compared to $902 million in share repurchases a year ago. Average diluted shares outstanding through nine months decreased 4 percent to 539 million.

Fiscal 2026 Outlook
General Mills’ top priority is to restore volume-driven organic net sales growth over the long term. For fiscal 2026, the Company expects category growth to be below its long-term projections, reflecting less benefit from price/mix amid a continued challenging consumer backdrop. To strengthen its categories and market share performance, the Company is increasing investment in consumer value, product news, innovation, and brand building, guided by its Remarkable Experience Framework. This includes a significant strategic investment to launch Blue Buffalo into the fast-growing U.S. fresh pet food sub-category.
On an annual basis, the Company expects the combination of significant growth investments, input cost inflation (including the impact of tariffs), and normalization of corporate incentive expense will outpace its expectation for Holistic Margin Management cost savings of 5 percent of cost of goods sold, $100 million in global transformation and other efficiency savings, and benefits from a 53rd week in fiscal 2026. Additionally, the Company expects the net impact of the North American Yogurt divestitures and the North American Whitebridge Pet Brands acquisition will reduce adjusted operating profit growth by approximately 5 points in fiscal 2026.
On a quarterly basis, the combination of growth investments, divested earnings from the North American Yogurt divestitures, and certain unfavorable timing comparisons was a significant headwind to net sales, operating profit, and EPS in the first three quarters of fiscal 2026. The Company expects benefits from the 53rd week, favorable timing comparisons, and continued strong competitiveness to drive significant sequential improvement in net sales, operating profit, and EPS performance in the fourth quarter.

Based on the above assumptions, the Company reaffirmed its full-year fiscal 2026 financial targets²:
•Organic net sales are expected to be down 1.5 to 2 percent.
•Adjusted operating profit and adjusted diluted EPS are both expected to be down 16 to 20 percent in constant currency.
•Free cash flow conversion is expected to be at least 95 percent of adjusted after-tax earnings.
•The net impact of divestitures, acquisitions, foreign currency exchange, and the 53rd week is expected to reduce full-year net sales growth by approximately 4 percent. Foreign currency exchange is not expected to have a material impact on adjusted operating profit or adjusted diluted EPS growth.

2Financial targets are provided on a non-GAAP basis because certain information necessary to calculate comparable GAAP measures is not available. Please see Note 7 to the Consolidated Financial Statements below for discussion of the unavailable information.

General Mills will issue pre-recorded management remarks today, March 18, 2026, at approximately 6:30 a.m. Central time (7:30 a.m. Eastern time) and will hold a live, webcasted question and answer session beginning at 8:00 a.m. Central time (9:00 a.m. Eastern time). The pre-recorded remarks and the webcast will be made available at www.generalmills.com/investors.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Fiscal 2026 Outlook,” and statements made by Mr. Harmening, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: imposed and threatened tariffs by the United States and its trading partners; disruptions or inefficiencies in the supply chain; competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, tariffs, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in the legal and regulatory environment, including tax legislation, labeling and advertising regulations, and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of critical accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, energy, and transportation; effectiveness of restructuring, transformation and cost saving initiatives; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The Company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

# # #

Contacts
(Investors) Jeff Siemon: +1-763-764-2301
(Media) Chelcy Walker: +1-763-764-6364

Consolidated Statements of Earnings and Supplementary Information
GENERAL MILLS, INC. AND SUBSIDIARIES
(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended			Nine-Month Period Ended
	Feb. 22, 2026	Feb. 23, 2025	% Change	Feb. 22, 2026	Feb. 23, 2025	% Change
Net sales	$4,436.7	$4,842.2	(8)%	$13,815.0	$14,930.4	(7)%
Cost of sales	3,069.8	3,203.1	(4)%	9,222.8	9,671.4	(5)%
Selling, general, and administrative expenses	812.9	844.4	(4)%	2,500.4	2,551.5	(2)%
Divestitures loss (gain), net	5.0	(95.9)	(105)%	(1,049.4)	(95.9)	NM
Restructuring, transformation, impairment, and other exit costs (recoveries)	24.4	(0.8)	NM	162.8	2.6	NM
Operating profit	524.6	891.4	(41)%	2,978.4	2,800.8	6%
Benefit plan non-service income	(15.3)	(13.9)	10%	(46.1)	(41.6)	11%
Interest, net	128.4	136.3	(6)%	387.1	384.5	1%
Earnings before income taxes and after-tax (loss) earnings from joint ventures	411.5	769.0	(46)%	2,637.4	2,457.9	7%
Income taxes	99.9	152.4	(34)%	654.7	504.6	30%
After-tax (loss) earnings from joint ventures	(6.1)	14.4	(142)%	(58.9)	63.6	(193)%
Net earnings, including earnings attributable to noncontrolling interests	305.5	631.0	(52)%	1,923.8	2,016.9	(5)%
Net earnings attributable to noncontrolling interests	2.4	5.4	(56)%	3.5	15.7	(78)%
Net earnings attributable to General Mills	$303.1	$625.6	(52)%	$1,920.3	$2,001.2	(4)%
Earnings per share – basic	$0.57	$1.14	(50)%	$3.57	$3.60	(1)%
Earnings per share – diluted	$0.56	$1.12	(50)%	$3.56	$3.57	Flat

	Quarter Ended			Nine-Month Period Ended
	Feb. 22, 2026	Feb. 23, 2025	Basis Pt Change	Feb. 22, 2026	Feb. 23, 2025	Basis Pt Change
Comparisons as a % of net sales
Gross margin	30.8%	33.9%	(310)	33.2%	35.2%	(200)
Selling, general, and administrative expenses	18.3%	17.4%	90	18.1%	17.1%	100
Operating profit	11.8%	18.4%	(660)	21.6%	18.8%	280
Net earnings attributable to General Mills	6.8%	12.9%	(610)	13.9%	13.4%	50

	Quarter Ended			Nine-Month Period Ended
	Feb. 22, 2026	Feb. 23, 2025	Basis Pt Change	Feb. 22, 2026	Feb. 23, 2025	Basis Pt Change
Adjusted comparisons as a % of net sales (a):
Adjusted gross margin	30.6%	33.4%	(280)	33.2%	35.1%	(190)
Adjusted operating profit	12.3%	16.5%	(420)	15.2%	18.3%	(310)
Adjusted net earnings attributable to General Mills	7.7%	11.4%	(370)	10.1%	13.0%	(290)
(a) See Note 7 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).

See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information
GENERAL MILLS, INC. AND SUBSIDIARIES
(Unaudited) (In Millions)

	Quarter Ended			Nine-Month Period Ended
	Feb. 22, 2026	Feb. 23, 2025	% Change	Feb. 22, 2026	Feb. 23, 2025	% Change
Net sales:
North America Retail	$2,596.4	$3,009.1	(14)%	$8,105.2	$9,347.2	(13)%
International	696.3	651.3	7%	2,185.4	2,058.9	6%
North America Pet	640.5	623.7	3%	1,910.9	1,795.6	6%
North America Foodservice	496.4	555.3	(11)%	1,594.9	1,721.5	(7)%
Total segment net sales	$4,429.6	$4,839.4	(8)%	$13,796.4	$14,923.2	(8)%
Corporate and other	7.1	2.8	154%	18.6	7.2	158%
Total net sales	$4,436.7	$4,842.2	(8)%	$13,815.0	$14,930.4	(7)%
Operating profit:
North America Retail	$436.1	$648.1	(33)%	$1,682.6	$2,256.1	(25)%
International	33.6	18.0	87%	127.7	62.7	104%
North America Pet	102.8	102.2	1%	338.8	360.9	(6)%
North America Foodservice	56.3	82.3	(32)%	231.7	272.3	(15)%
Total segment operating profit	$628.8	$850.6	(26)%	$2,380.8	$2,952.0	(19)%
Unallocated corporate items	74.8	55.9	34%	289.0	244.5	18%
Divestitures loss (gain), net	5.0	(95.9)	(105)%	(1,049.4)	(95.9)	NM
Restructuring, transformation, impairment, and other exit costs (recoveries)	24.4	(0.8)	NM	162.8	2.6	NM
Operating profit	$524.6	$891.4	(41)%	$2,978.4	$2,800.8	6%

	Quarter Ended			Nine-Month Period Ended
	Feb. 22, 2026	Feb. 23, 2025	Basis Pt Change	Feb. 22, 2026	Feb. 23, 2025	Basis Pt Change
Segment operating profit as a % of net sales:
North America Retail	16.8%	21.5%	(470)	20.8%	24.1%	(330)
International	4.8%	2.8%	200	5.8%	3.0%	280
North America Pet	16.0%	16.4%	(40)	17.7%	20.1%	(240)
North America Foodservice	11.3%	14.8%	(350)	14.5%	15.8%	(130)
Total segment operating profit	14.2%	17.6%	(340)	17.3%	19.8%	(250)

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets
GENERAL MILLS, INC. AND SUBSIDIARIES
(In Millions, Except Par Value)

	Feb. 22, 2026	Feb. 23, 2025	May 25, 2025
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$785.5	$521.3	$363.9
Receivables	1,857.1	1,791.0	1,795.9
Inventories	1,755.7	1,811.6	1,910.8
Prepaid expenses and other current assets	490.3	401.9	464.7
Assets held for sale	—	730.2	740.4
Total current assets	4,888.6	5,256.0	5,275.7
Land, buildings, and equipment	3,492.1	3,460.5	3,632.6
Goodwill	15,634.4	15,518.7	15,622.4
Other intangible assets	7,030.1	7,059.0	7,081.4
Other assets	1,357.9	1,412.0	1,459.0
Total assets	$32,403.1	$32,706.2	$33,071.1
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,634.4	$3,692.3	$4,009.5
Current portion of long-term debt	2,138.3	1,941.0	1,528.4
Notes payable	837.3	406.7	677.0
Other current liabilities	2,075.3	1,815.7	1,624.0
Liabilities held for sale	—	20.5	18.4
Total current liabilities	8,685.3	7,876.2	7,857.3
Long-term debt	10,992.1	11,839.6	12,673.2
Deferred income taxes	2,129.7	2,263.9	2,100.8
Other liabilities	1,239.0	1,213.9	1,228.6
Total liabilities	23,046.1	23,193.6	23,859.9
Stockholders’ equity:
Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5	75.5
Additional paid-in capital	1,188.6	1,194.9	1,218.8
Retained earnings	22,525.4	21,636.0	21,917.8
Common stock in treasury, at cost, shares of 220.9, 207.1 and 212.2	(11,902.0)	(11,168.8)	(11,467.9)
Accumulated other comprehensive loss	(2,544.2)	(2,474.4)	(2,545.0)
Total stockholders’ equity	9,343.3	9,263.2	9,199.2
Noncontrolling interests	13.7	249.4	12.0
Total equity	9,357.0	9,512.6	9,211.2
Total liabilities and equity	$32,403.1	$32,706.2	$33,071.1

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
GENERAL MILLS, INC. AND SUBSIDIARIES
(Unaudited) (In Millions)

	Nine-Month Period Ended
	Feb. 22, 2026	Feb. 23, 2025
Cash Flows - Operating Activities
Net earnings, including earnings attributable to noncontrolling interests	$1,923.8	$2,016.9
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	416.1	403.4
After-tax loss (earnings) from joint ventures	58.9	(63.6)
Distributions of earnings from joint ventures	32.9	30.9
Stock-based compensation	65.6	67.1
Deferred income taxes	139.4	(13.5)
Pension and other postretirement benefit plan contributions	(21.3)	(23.0)
Pension and other postretirement benefit plan costs	(20.4)	(9.9)
Divestitures gain, net	(1,049.4)	(95.9)
Restructuring, transformation, impairment, and other exit costs (recoveries)	109.1	(3.4)
Changes in current assets and liabilities, excluding the effects of the acquisition and divestitures	(129.4)	55.8
Other, net	88.9	(58.2)
Net cash provided by operating activities	1,614.2	2,306.6
Cash Flows - Investing Activities
Purchases of land, buildings, and equipment	(355.5)	(405.1)
Acquisition, net of cash acquired	—	(1,417.3)
Proceeds from divestitures	1,830.2	241.8
Investments in affiliates, net	(40.6)	6.6
Proceeds from disposal of land, buildings, and equipment	5.2	1.0
Other, net	(6.4)	(5.6)
Net cash provided (used) by investing activities	1,432.9	(1,578.6)
Cash Flows - Financing Activities
Change in notes payable	160.9	397.0
Issuance of long-term debt	—	1,500.0
Payment of long-term debt	(1,279.7)	(500.0)
Proceeds from common stock issued on exercised options	0.4	38.4
Purchases of common stock for treasury	(500.3)	(901.9)
Dividends paid	(987.2)	(1,008.4)
Distributions to noncontrolling interest holders	(2.1)	(17.3)
Other, net	(36.4)	(117.5)
Net cash used by financing activities	(2,644.4)	(609.7)
Effect of exchange rate changes on cash and cash equivalents	18.9	(15.0)
Increase in cash and cash equivalents	421.6	103.3
Cash and cash equivalents - beginning of year	363.9	418.0
Cash and cash equivalents - end of period	$785.5	$521.3
Cash Flows from changes in current assets and liabilities, excluding the effects of the acquisition and divestitures:
Receivables	$(43.3)	$(95.7)
Inventories	140.6	59.5
Prepaid expenses and other current assets	(21.2)	139.6
Accounts payable	(350.4)	(136.7)
Other current liabilities	144.9	89.1
Changes in current assets and liabilities	$(129.4)	$55.8
See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(1)The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

(2)In fiscal 2025 and 2026, we divested our North American yogurt businesses (Divestitures). During the first quarter of fiscal 2026, we completed the sale of our United States yogurt business to Groupe Lactalis S.A. and recorded a pre-tax gain of $1,046 million. During the third quarter of fiscal 2025, we completed the sale of our Canada yogurt business to Sodiaal International and recorded a pre-tax gain of $96 million. In the first quarter of fiscal 2026, we recorded a sale price adjustment that resulted in an $8 million increase to the pre-tax gain.

During the third quarter of fiscal 2025, we acquired NX Pet Holding, Inc., representing Whitebridge Pet Brands’ North American premium cat feeding and pet treating business, for a purchase price of $1 billion (Acquisition). We financed the transaction with cash on hand and new debt. We consolidated Whitebridge Pet Brands into our Consolidated Balance Sheets and recorded goodwill of $1,087 million, an indefinite-lived intangible asset for the Tiki Pets brand totaling $289 million, and a finite-lived customer relationship asset of $31 million. The goodwill is included in the North America Pet segment and is not deductible for tax purposes. The pro forma effects of this acquisition were not material. The consolidated results are reported in our North America Pet operating segment on a one-month lag. In fiscal 2026, we recorded a $32 million decrease to goodwill, primarily related to adjustments to certain purchase accounting liabilities upon finalization of income tax returns recorded in the second quarter of fiscal 2026.

On March 16, 2026, subsequent to the end of the third quarter of fiscal 2026, we entered into a definitive agreement to sell our business in Brazil to Café Três Corações S.A. (3corações) for a base purchase price of R$800 million, subject to certain specified deductions and customary post-closing adjustments. The sale is anticipated to close by the end of calendar 2026, subject to regulatory approvals and other customary closing conditions. We expect to record a pre-tax loss on the sale, which will include the recognition of accumulated foreign currency translation losses that totaled $622 million as of February 22, 2026. Additionally, as of February 22, 2026, we have $238 million of net deferred tax assets held in Brazil.

(3)Restructuring, transformation, and impairment charges (recoveries) are recorded in our Consolidated Statement of Earnings as follows:

	Quarter Ended		Nine-Month Period Ended
In Millions	Feb. 22, 2026	Feb. 23, 2025	Feb. 22, 2026	Feb. 23, 2025
Restructuring, transformation, impairment, and other exit costs (recoveries)	$24.4	$(0.8)	$162.8	$2.6
Cost of sales	8.4	0.2	13.4	1.0
Total restructuring, transformation, and impairment charges (recoveries)	$32.8	$(0.6)	$176.2	$3.6

In the third quarter of fiscal 2026, we did not undertake any new restructuring or transformation actions. We recorded $25 million of restructuring charges in the third quarter of fiscal 2026 and $75 million of restructuring charges in the nine-month period ended February 22, 2026, related to the multi-year organizational initiative to increase the competitiveness of our supply chain approved in the second quarter of fiscal 2026. In the third quarter of fiscal 2026, we increased the estimate of restructuring charges that we expect to incur related to these supply chain actions due to the identification of additional opportunities. As a result, we expect to incur a total of approximately $96 million of restructuring charges for this initiative, of which approximately $28 million will be cash. These charges are expected to consist of approximately $66 million of asset write-offs and $30 million of other costs, including severance. We expect these actions to be completed by the end of fiscal 2029.

We recorded $8 million of restructuring and transformation charges in the third quarter of fiscal 2026 and $48 million of restructuring and transformation charges in the nine-month period ended February 22, 2026, related to actions previously announced. We recorded a $1 million net recovery of restructuring charges in the third quarter of fiscal 2025 and $4 million of restructuring charges in the nine-month period ended February 23, 2025, related to restructuring actions previously announced. We expect these actions to be completed by the end of fiscal 2028.

In the second quarter of fiscal 2026, we recorded a $53 million non-cash impairment charge related to our Uncle Toby’s brand intangible asset.

(4)Unallocated corporate expenses totaled $75 million in the third quarter of fiscal 2026, compared to $56 million in the same period in fiscal 2025. We recorded $8 million of restructuring charges in cost of sales in the third quarter of fiscal 2026. In the third quarter of fiscal 2026, we recorded a $17 million net decrease in expense related to the mark-to-market valuation of certain commodity positions and grain inventories, compared to a $23 million net decrease in expense in the same period last year. Certain compensation and benefit related expenses increased in the third quarter of fiscal 2026 compared to the same period of last year. We recorded $2 million of transaction costs primarily related to the Divestitures in the third quarter of fiscal 2026, compared to $24 million of transaction costs related to the Divestitures in the same period last year. In addition, we recorded $3 million of net gains related to valuation adjustments on certain corporate investments in the third quarter of fiscal 2026, compared to $2 million of net losses in the third quarter of fiscal 2025. We recorded $2 million of integration costs in the third quarter of fiscal 2026 compared to $3 million of integration costs during the same period last year, related to the Acquisition and the fiscal 2024 acquisition of a pet food business in Europe.

Unallocated corporate expenses totaled $289 million in the nine-month period ended February 22, 2026, compared to $244 million in the same period in fiscal 2025. We recorded $13 million of restructuring charges in cost of sales in the nine-month period ended February 22, 2026, compared to $1 million of restructuring charges in cost of sales in the same period in fiscal 2025. In the nine-month period ended February 22, 2026, we recorded a $13 million net decrease in expense related to the mark-to-market valuation of certain commodity positions and grain inventories, compared to a $24 million net decrease in expense in the same period last year. Certain compensation and benefit related expenses increased in the nine-month period ended February 22, 2026, compared to the same period of fiscal 2025. We recorded $17 million of transaction costs primarily related to the Divestitures in the nine-month period ended February 22, 2026, compared to $33 million of transaction costs related to the Divestitures and the Acquisition in the same period last year. In the nine-month period ended February 22, 2026, we recorded $10 million of net gains related to valuation adjustments on certain corporate investments, compared to $5 million of net losses related to valuation adjustments of certain corporate investments in the same period in fiscal 2025.

(5)Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended		Nine-Month Period Ended
In Millions, Except per Share Data	Feb. 22, 2026	Feb. 23, 2025	Feb. 22, 2026	Feb. 23, 2025
Net earnings attributable to General Mills	$303.1	$625.6	$1,920.3	$2,001.2
Average number of common shares – basic EPS	536.6	552.6	538.1	556.6
Incremental share effect from: (a)
Stock options	—	1.0	0.1	1.4
Restricted stock units and performance share units	0.7	1.4	1.0	1.8
Average number of common shares – diluted EPS	537.3	555.0	539.2	559.8
Earnings per share – basic	$0.57	$1.14	$3.57	$3.60
Earnings per share – diluted	$0.56	$1.12	$3.56	$3.57
(a)Incremental shares from stock options, restricted stock units, and performance share units are computed by the treasury stock method.

(6)The effective tax rate for the third quarter of fiscal 2026 was 24.3 percent compared to 19.8 percent for the third quarter of fiscal 2025. The 4.5 percentage point increase was primarily due to certain nonrecurring discrete tax benefits in fiscal 2025 and unfavorable earnings mix by jurisdiction in fiscal 2026. Our effective tax rate excluding certain items affecting comparability was 24.0 percent in the third quarter of fiscal 2026, compared to 21.0 percent in the same period last year (see Note 7 below for a description of our use of measures not defined by GAAP). The 3.0 percentage point increase was primarily due to certain nonrecurring discrete tax benefits in fiscal 2025 and unfavorable earnings mix by jurisdiction in fiscal 2026.

The effective tax rate for the nine-month period ended February 22, 2026, was 24.8 percent compared to 20.5 percent in the same period last year. The 4.3 percentage point increase was primarily due to certain unfavorable tax components related to the sale of our United States yogurt business, certain nonrecurring discrete tax benefits in fiscal 2025, and unfavorable earnings mix by jurisdiction in fiscal 2026. Our effective tax rate excluding certain items affecting comparability was 23.8 percent in the nine-month period ended February 22, 2026, compared to 20.9 percent in the same period last year (see Note 7 below for a description of our use of measures not defined by GAAP). The 2.9 percentage point increase is primarily due to certain nonrecurring discrete tax benefits in fiscal 2025 and unfavorable earnings mix by jurisdiction in fiscal 2026.

(7)We have included measures in this release that are not defined by GAAP. We believe that these measures provide useful information to investors, and include these measures in other communications to investors. For each of these non-GAAP financial measures, we are providing below a reconciliation of the differences between the non-GAAP measure and the most directly comparable GAAP measure, an explanation of why we believe the non-GAAP measure provides useful information to investors, and any additional material purposes for which our management or Board of Directors uses the non-GAAP measure. These non-GAAP measures should be viewed in addition to, and not in lieu of, the comparable GAAP measure.

We provide organic net sales growth rates for our consolidated net sales and segment net sales. This measure is used in reporting to our Board of Directors and executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that organic net sales growth rates provide useful information to investors because they provide transparency to underlying performance in our net sales by excluding the effect that foreign currency exchange rate fluctuations, acquisitions, divestitures, and a 53rd fiscal week, when applicable, have on year-to-year comparability. A reconciliation of these measures to reported net sales growth rates, the relevant GAAP measures, are included in our Operating Segment Results above.

Certain measures in this release are presented excluding the impact of foreign currency exchange (constant-currency). To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. We believe that these constant-currency measures provide useful information to investors because they provide transparency to underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given volatility in foreign currency exchange markets.

Our fiscal 2026 outlook for organic net sales growth, constant-currency adjusted operating profit and adjusted diluted EPS, and free cash flow conversion are non-GAAP financial measures that exclude, or have otherwise been adjusted for, items impacting comparability, including the effect of foreign currency exchange rate fluctuations, restructuring and transformation charges, transaction and acquisition integration costs, acquisitions, divestitures, mark-to-market effects, and a 53rd week. We are not able to reconcile these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates and commodity prices or the timing or impact of acquisitions, divestitures, and restructuring and transformation actions throughout fiscal 2026. The unavailable information could have a significant impact on our fiscal 2026 GAAP financial results.

For fiscal 2026, we currently expect: the net impact from foreign currency exchange rates (based on a blend of forward and forecasted rates and hedge positions), acquisitions and divestitures completed in fiscal 2025 and in the first quarter of fiscal 2026, and a 53rd week to reduce net sales growth by approximately 4 percent; foreign currency exchange rates to have an immaterial impact on adjusted operating profit and adjusted diluted EPS growth; and restructuring and transformation charges and transaction and acquisition integration costs related to actions previously announced to total approximately $175 million to $180 million.

Significant Items Impacting Comparability

Several measures below are presented on an adjusted basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgment, significantly affect the year-to-year assessment of operating results.

The following are descriptions of significant items impacting comparability of our results.

Divestitures loss (gain), net
Net divestitures gain recorded in fiscal 2026 primary related to the sale of our United States yogurt business in fiscal 2026 and Canada yogurt business in fiscal 2025. Divestiture gain related to the sale of our Canada yogurt business recorded in fiscal 2025. Please see Note 2.

CPW asset impairments, transaction costs, and restructuring charges
CPW non-cash goodwill impairment charge related to the Australian market, and other asset impairment charges and transaction costs related to certain assets held for sale recorded in fiscal 2026. CPW restructuring charges related to previously announced restructuring actions in fiscal 2025.

Restructuring and transformation charges (recoveries)
Restructuring and transformation charges related to supply chain actions and previously announced actions recorded in fiscal 2026. Restructuring charges (recoveries) related to previously announced restructuring actions recorded in fiscal 2025. Please see Note 3.

Other intangible assets impairment
Non-cash impairment charge related to our Uncle Toby’s brand intangible asset in fiscal 2026. Please see Note 3.

Transaction costs
Fiscal 2026 transaction costs primarily related to the sale of our United States yogurt business. Fiscal 2025 transaction costs related to the Whitebridge Pet Brands acquisition and the sale of our North American yogurt businesses. Please see Note 2.

Mark-to-market effects
Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. Please see Note 4.

Investment activity, net
Valuation adjustments of certain corporate investments in fiscal 2026 and fiscal 2025. Please see Note 4.

Acquisition integration costs
Integration costs related to the Whitebridge Pet Brands acquisition in fiscal 2025 and the acquisition of a pet food business in Europe in fiscal 2024 recorded in fiscal 2026 and fiscal 2025. Please see Note 2.

Project-related costs
Restructuring initiative project-related costs related to previously announced restructuring actions recorded in fiscal 2025.

Adjusted Operating Profit Growth and Related Constant-currency Growth Rate
This measure is used in reporting to our Board of Directors and executive management and as a component of the measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the operating profit measure we use to evaluate operating profit performance on a comparable year-to-year basis. The measure is evaluated on a constant-currency basis by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given the volatility in foreign currency exchange rates.
Our adjusted operating profit growth on a constant-currency basis is calculated as follows:

	Quarter Ended			Nine-Month Period Ended
In Millions	Feb. 22, 2026	Feb. 23, 2025	Change	Feb. 22, 2026	Feb. 23, 2025	Change
Operating profit as reported	$524.6	$891.4	(41)%	$2,978.4	$2,800.8	6%
Divestitures loss (gain), net	5.0	(95.9)		(1,049.4)	(95.9)
Restructuring and transformation charges (recoveries)	32.8	(0.6)		123.3	3.6
Other intangible assets impairment	—	—		52.9	—
Transaction costs	2.2	24.0		16.5	32.9
Mark-to-market effects	(17.2)	(23.2)		(12.7)	(23.8)
Investment activity, net	(2.5)	1.7		(9.6)	4.9
Acquisition integration costs	2.1	3.3		6.6	7.2
Project-related costs	—	0.2		—	0.4
Adjusted operating profit	$547.2	$800.8	(32)%	$2,106.1	$2,730.1	(23)%
Foreign currency exchange impact			Flat			Flat
Adjusted operating profit growth, on a constant-currency basis			(32)%			(23)%
Note: Table may not foot due to rounding.
For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

Adjusted Diluted EPS and Related Constant-currency Growth Rate
This measure is used in reporting to our Board of Directors and executive management. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate earnings performance on a comparable year-to-year basis.
The reconciliation of our GAAP measure, diluted EPS, to adjusted diluted EPS and the related constant-currency growth rates follows:

	Quarter Ended			Nine-Month Period Ended
Per Share Data	Feb. 22, 2026	Feb. 23, 2025	Change	Feb. 22, 2026	Feb. 23, 2025	Change
Diluted earnings per share, as reported	$0.56	$1.12	(50)%	$3.56	$3.57	Flat
Divestitures gain, net	—	(0.15)		(1.43)	(0.15)
CPW asset impairments and transaction costs	0.04	0.01		0.22	0.01
Restructuring and transformation charges	0.05	—		0.18	0.01
Other intangible assets impairment	—	—		0.07	—
Transaction costs	—	0.03		0.02	0.04
Mark-to-market effects	(0.03)	(0.03)		(0.02)	(0.03)
Investment activity, net	—	0.01		(0.01)	0.01
Acquisition integration costs	—	—		—	0.01
Adjusted diluted earnings per share	$0.64	$1.00	(36)%	$2.60	$3.47	(25)%
Foreign currency exchange impact			1 pt			Flat
Adjusted diluted earnings per share growth, on a constant-currency basis			(37)%			(25)%
Note: Table may not foot due to rounding.
For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

See our reconciliation below of the effective income tax rate as reported to the adjusted effective income tax rate for the tax impact of each item affecting comparability.

Adjusted Earnings Comparisons as a Percent of Net Sales

We believe that these measures provide useful information to investors because they are important for assessing our adjusted earnings comparisons as a percent of net sales on a comparable year-to-year basis.

Our adjusted earnings comparisons as a percent of net sales are calculated as follows:

	Quarter Ended
In Millions	Feb. 22, 2026		Feb. 23, 2025
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,366.9	30.8%	$1,639.1	33.9%
Restructuring and transformation charges	8.4	0.2%	0.2	—%
Mark-to-market effects	(17.2)	(0.4)%	(23.2)	(0.5)%
Project-related costs	—	—%	0.2	—%
Adjusted gross margin	$1,357.9	30.6%	$1,616.3	33.4%

Operating profit as reported	$524.6	11.8%	$891.4	18.4%
Divestiture loss (gain)	5.0	0.1%	(95.9)	(2.0)%
Restructuring and transformation charges (recoveries)	32.8	0.7%	(0.6)	—%
Transaction costs	2.2	—%	24.0	0.5%
Mark-to-market effects	(17.2)	(0.4)%	(23.2)	(0.5)%
Investment activity, net	(2.5)	(0.1)%	1.7	—%
Acquisition integration costs	2.1	—%	3.3	0.1%
Project-related costs	—	—%	0.2	—%
Adjusted operating profit	$547.2	12.3%	$800.8	16.5%

Net earnings attributable to General Mills as reported	$303.1	6.8%	$625.6	12.9%
Divestiture loss (gain), net of tax (b)	4.7	0.1%	(84.8)	(1.8)%
CPW asset impairments, transaction costs, and restructuring charges	21.2	0.5%	6.4	0.1%
Restructuring and transformation charges (recoveries), net of tax (b)	25.2	0.6%	(0.4)	—%
Transaction costs, net of tax (b)	1.7	—%	18.5	0.4%
Mark-to-market effects, net of tax (b)	(13.3)	(0.3)%	(17.8)	(0.4)%
Investment activity, net, net of tax (b)	(1.9)	—%	1.2	—%
Acquisition integration costs, net of tax (b)	1.7	—%	2.5	0.1%
Project-related costs, net of tax (b)	—	—%	0.1	—%
Adjusted net earnings attributable to General Mills	$342.5	7.7%	$551.3	11.4%
Note: Table may not foot due to rounding.
For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.
(a)Net sales less cost of sales.
(b)See reconciliation of adjusted effective income tax rate below for tax impact of each adjustment.

	Nine-Month Period Ended
In Millions	Feb. 22, 2026		Feb. 23, 2025
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$4,592.2	33.2%	$5,259.0	35.2%
Restructuring and transformation charges	13.4	0.1%	1.0	—%
Mark-to-market effects	(12.7)	(0.1)%	(23.8)	(0.2)%
Project-related costs	—	—%	0.4	—%
Adjusted gross margin	$4,592.8	33.2%	$5,236.7	35.1%

Operating profit as reported	$2,978.4	21.6%	$2,800.8	18.8%
Divestitures gain, net	(1,049.4)	(7.6)%	(95.9)	(0.6)%
Restructuring and transformation charges	123.3	0.9%	3.6	—%
Other intangible assets impairment	52.9	0.4%	—	—%
Transaction costs	16.5	0.1%	32.9	0.2%
Mark-to-market effects	(12.7)	(0.1)%	(23.8)	(0.2)%
Investment activity, net	(9.6)	(0.1)%	4.9	—%
Acquisition integration costs	6.6	—%	7.2	—%
Project-related costs	—	—%	0.4	—%
Adjusted operating profit	$2,106.1	15.2%	$2,730.1	18.3%

Net earnings attributable to General Mills as reported	$1,920.3	13.9%	$2,001.2	13.4%
Divestitures gain, net, net of tax (b)	(772.8)	(5.6)%	(84.8)	(0.6)%
CPW asset impairments, transaction costs, and restructuring charges	119.1	0.9%	6.6	—%
Restructuring and transformation charges, net of tax (b)	94.8	0.7%	2.8	—%
Other intangible assets impairment, net of tax (b)	40.0	0.3%	—	—%
Transaction costs, net of tax (b)	12.7	0.1%	25.4	0.2%
Mark-to-market effects, net of tax (b)	(9.8)	(0.1)%	(18.3)	(0.1)%
Investment activity, net, net of tax (b)	(7.4)	(0.1)%	3.7	—%
Acquisition integration costs, net of tax (b)	5.1	—%	5.5	—%
Project-related costs, net of tax (b)	—	—%	0.3	—%
Adjusted net earnings attributable to General Mills	$1,402.1	10.1%	$1,942.4	13.0%
Note: Table may not foot due to rounding.
For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.
(a)Net sales less cost of sales.
(b)See reconciliation of adjusted effective income tax rate below for tax impact of each adjustment.

Constant-currency Segment Operating Profit Growth Rates

We believe that this measure provides useful information to investors because it provides transparency to underlying performance of our segments by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Our segments’ operating profit growth rates on a constant-currency basis are calculated as follows:

	Quarter Ended Feb. 22, 2026
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange	Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	(33)%	Flat	(33)%
International	87%	4 pts	82%
North America Pet	1%	Flat	Flat
North America Foodservice	(32)%	Flat	(32)%
Total segment operating profit	(26)%	Flat	(26)%
Note: Table may not foot due to rounding.

	Nine-Month Period Ended Feb. 22, 2026
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange	Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	(25)%	Flat	(25)%
International	104%	4 pts	100%
North America Pet	(6)%	Flat	(6)%
North America Foodservice	(15)%	Flat	(15)%
Total segment operating profit	(19)%	Flat	(19)%
Note: Table may not foot due to rounding.

Adjusted Effective Income Tax Rate

We believe this measure provides useful information to investors because it presents the adjusted effective income tax rate on a comparable year-to-year basis.

Adjusted effective income tax rates are calculated as follows:

	Quarter Ended				Nine-Month Period Ended
	Feb. 22, 2026		Feb. 23, 2025		Feb. 22, 2026		Feb. 23, 2025
In Millions (Except Per Share Data)	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$411.5	$99.9	$769.0	$152.4	$2,637.4	$654.7	$2,457.9	$504.6
Divestitures loss (gain), net	5.0	0.3	(95.9)	(11.1)	(1,049.4)	(276.6)	(95.9)	(11.1)
Restructuring and transformation charges (recoveries)	32.8	7.6	(0.6)	(0.1)	123.3	28.5	3.6	0.9
Other intangible assets impairment	—	—	—	—	52.9	12.9	—	—
Transaction costs	2.2	0.5	24.0	5.6	16.5	3.8	32.9	7.6
Mark-to-market effects	(17.2)	(3.9)	(23.2)	(5.4)	(12.7)	(2.9)	(23.8)	(5.5)
Investment activity, net	(2.5)	(0.6)	1.7	0.4	(9.6)	(2.2)	4.9	1.1
Acquisition integration costs	2.1	0.5	3.3	0.7	6.6	1.5	7.2	1.6
Project-related costs	—	—	0.2	—	—	—	0.4	0.1
As adjusted	$434.0	$104.3	$678.4	$142.5	$1,765.0	$419.7	$2,387.2	$499.4
Effective tax rate:
As reported		24.3%		19.8%		24.8%		20.5%
As adjusted		24.0%		21.0%		23.8%		20.9%
Sum of adjustments to income taxes		$4.4		$(9.9)		$(235.0)		$(5.2)
Average number of common shares - diluted EPS		537.3		555.0		539.2		559.8
Impact of income tax adjustments on adjusted diluted EPS		$(0.01)		$0.02		$0.44		$0.01
Note: Table may not foot due to rounding.
For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.
(a)Earnings before income taxes and after-tax (loss) earnings from joint ventures.